EXHIBIT 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) executed effective as of the 13th day of May, 2003 (the “Effective Date”), is by and among ATP OIL & GAS CORPORATION, a corporation formed under the laws of the State of Texas (the “Borrower”); each of the lenders that is a signatory hereto and to the hereinafter described Amended and Restated Credit Agreement (individually, together with its successors and assigns, a “Lender” and collectively, the “Lenders”); and UNION BANK OF CALIFORNIA, N.A., a national banking association as agent for the Lenders (in such capacity, together with any successors in such capacity, the “Administrative Agent”) and as the issuer of letters of credit under such Amended and Restated Credit Agreement (in such capacity, the “Issuing Lender”).

R E C I T A L S

A.    The Borrower, the Administrative Agent, the Issuing Lender and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of July 31, 2002, as amended and supplemented by letter agreements heretofore entered into among the Borrower, the Lenders and the Administrative Agent (as so amended, the “Credit Agreement”), pursuant to which the Lenders agreed to make loans to and extensions of credit on behalf of the Borrower.

B.    Subject to the terms and conditions of this Agreement, the Borrower, the Administrative Agent, the Issuing Lender and the Lenders wish to amend the Credit Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1.    Definitions.    As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein. Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary. The words “hereby”, “herein”, “hereinafter”, “hereof”, “hereto” and “hereunder” when used in this Agreement shall refer to this Agreement as a whole and not to any particular Article, Section, subsection or provision of this Agreement.

Section 2.    Amendments.    The Borrower, the Administrative Agent, the Issuing Lender and the Lenders agree that the Credit Agreement is hereby amended, effective as of the Effective Date or, as to paragraph (d) below, March 31, 2003, in the following particulars:

(a)    Section 1.02 of the Credit Agreement is hereby amended and supplemented by adding the following new definitions where alphabetically appropriate as follow:

“Foreign Investment Limit Amount” shall mean $17,000,000.

“Foreign Subsidiary Financing” has the meaning specified in Section 6.21(b).

(b)    Section 2.02(b)(v) of the Credit Agreement is hereby amended by replacing the last sentence contained therein in its entirety with the following:

“The Administrative Agent may, but is not obligated to, amend Schedule 2.02(b)(v) and distribute such amended Schedule to the Borrower and each

Lender upon any redetermination (whether scheduled or unscheduled) of the Borrowing Base or the monthly Borrowing Base reduction amount that necessitates a revised Schedule 2.02(b)(v); provided that the failure to provide such amended Schedule shall not effect the validity of the redetermined Borrowing Base or monthly Borrowing Base reduction amount.”

(c)    Section 5.06 of the Credit Agreement is hereby amended by adding the following new clauses (r) and (s):

“(r)    Monthly Financial Statements. As soon as available and in any event within 25 days after the end of each calendar month consolidating statements of income of the Borrower and its consolidated Subsidiaries for the immediately preceding calendar month, and the related consolidating balance sheets as of the end of such period and including an accounts receivable and an accounts payable aging report, accompanied by (i) the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations of the Borrower and its consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments) and (ii) a Compliance Certificate executed by the Chief Financial Officer of the Borrower.

(s)    Monthly Production Report. As soon as available and in any event within 25 days after the end of each month, a report certified by a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent prepared by the Borrower covering each of the Oil and Gas Properties with Proven Reserves and which are included or to be included in the Borrowing Base and detailing on a monthly basis (i) the production, revenue, and price information and associated operating expenses for each such month, (ii) any changes to any producing reservoir, production equipment, or producing well during each such month, which changes could cause a Material Adverse Change and (iii) any sales of such Oil and Gas Properties during each such month, whether or not such sales were permitted by the terms hereof.”

(d)    Effective as of March 31, 2003, Section 6.13 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.13    Current Ratio.    The Borrower shall not permit the ratio of (i) its consolidated current assets (including any unused portion of the Borrowing Base and including any funds available to the Foreign Subsidiaries under a committed credit facility, but limited to the aggregate amount included for the relevant Foreign Subsidiaries’ accounts payable in clause (ii) of this Section 6.13) as of the end of any calendar month commencing with the calendar month ending June 30, 2003, to (ii) its consolidated current liabilities (excluding any current maturities of long-term Debt) as of the end of such relevant calendar month to be less than 1.0 to 1.0. For purposes of this calculation (a) the mark-to-market portion of any Hydrocarbon Hedge Agreement or Interest Hedge Agreement shall be excluded from the calculation of both consolidated current assets and consolidated current liabilities, and (b) liability for an asset retirement obligation recognized as a result of the Borrower’s compliance with Financial Accounting Standards Board Statement of Accounting Standards No. 143 shall be excluded from the calculation of consolidated current liabilities.”

(e)    Section 6.21 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.21    Foreign Subsidiaries.

(a)    Notwithstanding anything to the contrary contained herein, the Borrower shall not, nor shall it permit any of its Subsidiaries (other than Foreign Subsidiaries) to, incur any Debt in respect of, make any loans, advances, or capital contributions to, make any investment in (including the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Foreign Subsidiary (collectively, the “Foreign Subsidiary Investments”) in an aggregate amount exceeding the Foreign Investment Limit Amount at any time; provided that at least $10,000,000 of such Foreign Subsidiary Investments shall be evidenced by promissory notes issued by the relevant Foreign Subsidiaries payable to the order of the Borrower and collaterally assigned to, and held in the possession of, the Administrative Agent. For the avoidance of doubt (a) the aggregate amount of the Foreign Subsidiary Investments permitted under this Agreement, whether under this Section 6.21 or under any other Section of this Agreement, shall not exceed the Foreign Investment Limit Amount at any time and (b) “Foreign Subsidiary Investments” include any sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of a Foreign Subsidiary in connection with the operation of such Foreign Subsidiary’s Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of such Oil and Gas Properties.

(b)    The Borrower hereby agrees that it shall not permit any of its Foreign Subsidiaries to enter into any financing, sale-leaseback, securitization or other similar transaction which would affect any of the assets of such Foreign Subsidiary (any of the foregoing being referred to herein as a “Foreign Subsidiary Financing”) without obtaining each of the Lender’s prior written consent, which consent may be given or withheld in the Lender’s sole discretion, to the terms of such Foreign Subsidiary Financing.”

(f)    Exhibit B attached to the Credit Agreement is hereby deleted in its entirety and replaced with the Exhibit B attached to this Agreement.

Section 3.    Borrowing Base.    Nothwithstanding anything herein or in the Credit Agreement to the contrary and in addition to any interim redeterminations that may occur prior to such date, the next Borrowing Base redetermination after the Effective Date shall occur in July, 2003. Effective as of the Effective Date and subject to the terms and provisions contained herein (a) the Borrowing Base shall be decreased to $50,000,000 and (b) the monthly Borrowing Base reduction amount as discussed in Section 2.02(b)(v) of the Credit Agreement shall be $0, and such Borrowing Base and such monthly Borrowing Base reduction amount shall remain in effect at those levels until such redetermination in July, 2003 or such earlier date on which the Borrowing Base and the monthly Borrowing Base reduction amount are redetermined as permitted by the interim redetermination provisions set forth in Section 2.02(b)(vi) of the Credit Agreement.

Section 4.    Representations and Warranties.    The Borrower represents and warrants to the Administrative Agent, the Issuing Lender and the Lenders that: (a) except for such which are made only as of a prior date, the representations and warranties set forth in the Credit Agreement and in the other

Loan Documents are true and correct in all material respects as of the Effective Date as if made on and as of such date; (b) the execution, delivery and performance of this Agreement are within the corporate power and authority of the Borrower and have been duly authorized by appropriate corporate proceedings; (c) this Agreement constitutes a legal, valid, and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity; and (d) no consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.    Conditions to Effectiveness:    This Agreement shall become effective and enforceable against the parties hereto and the Credit Agreement shall be amended as provided herein on the Effective Date, and as to the amendment set forth in Section 2(d) of this Agreement, on March 31, 2003, upon satisfaction of the following conditions precedent on or before the Effective Date: (a) the Administrative Agent shall have received multiple original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Borrower, the Administrative Agent, the Issuing Lender and each Lender; (b) giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing as of the Effective Date; (c) the Administrative Agent or any Lender or counsel to the Administrative Agent shall have received such other instruments or documents as any of them may reasonably request; (d) ATP (UK) shall have paid to the Borrower an amount equal to at least $6,000,000 as repayment of the Borrower’s loans to ATP (UK) and the Borrower shall have provided evidence of its receipt of such amount as requested by the Administrative Agent; and (e) the Borrower shall have (i) paid all fees and expenses of the Administrative Agent’s outside legal counsel and other consultants pursuant to all invoices presented for payment on or prior to the Effective Date, (ii) paid all other fees which were due to the Administrative Agent or the Lenders under any of the Loan Documents on or prior to the Effective Date, (iii) paid a non-refundable waiver and amendment fee of $140,000 to the Administrative Agent for the benefit of the Lenders in accordance with their respective Pro Rata Shares, and (iv) prepaid the Advances in an amount equal to $2,000,000 such that the aggregate outstanding amount of the Advances on the Effective Date does not exceed the new Borrowing Base as set forth in Section 3 of this Agreement.

Section 6.    Effect on Loan Documents.    Each of the Borrower, the Administrative Agent, the Issuing Lender and the Lenders does hereby adopt, ratify, and confirm the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect. Nothing herein shall act as a waiver of any of the Administrative Agent’s, Issuing Lender’s or Lender’s rights under the Loan Documents, as amended, including the waiver of any Default or Event of Default, however denominated. From and after the Effective Date, all references to the Credit Agreement shall mean such Credit Agreement as amended by this Agreement. This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 7.    Counterparts; Assigns.    This Agreement (a) may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument; (b) may be executed by facsimile signature and all such signatures shall be effective as originals; and (c) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 8.    Invalidity.    In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 9.    Titles of Articles, Sections and Subsections.    All titles or headings to Articles, Sections, subsections or other divisions of this Agreement or the exhibits hereto, if any, are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such Articles, Sections, subsections, other divisions or exhibits, such other content being controlling as the agreement among the parties hereto.

Section 10.    Governing Law.    This Agreement shall be deemed to be a contract made under and shall be governed by and construed in accordance with the internal laws of the State of Texas.

THIS AGREEMENT, THE CREDIT AGREEMENT, AS AMENDED HEREBY, THE NOTES, AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the Effective Date.

BORROWER:	ATP OIL & GAS CORPORATION

	By:	/s/ T. Paul Bulmahn
T. Paul Bulmahn President

ADMINISTRATIVE AGENT
AND ISSUING LENDER:	UNION BANK OF CALIFORNIA, N.A.

	By:	/s/ Damian Meiburger
	Name:	Damian Meiburger
	Title:	Senior Vice President

LENDERS:	UBOC-I, L.P.

	By:	Union Bank of California, N.A.,
its general partner

By: /s/ Ali Ahmed
Name: Ali Ahmed
Title: Vice President

GUARANTY BANK, FSB

	By:	/s/ Richard Menchaca
	Name:	Richard Menchaca
	Title:	Senior Vice President

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